UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2024

Chain Bridge I

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41047	98-1578955
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8 The Green #17538 Dover, DE	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 656-4257

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-half of one redeemable Warrant to acquire one Class A ordinary share	CBRGU	The Nasdaq Capital Market
Class A ordinary shares, par value $0.0001 per share	CBRG	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2024, the Board of Directors (the “Board”) of Chain Bridge I (the “Company”) appointed Oliver Wiener as a director. In connection with Mr. Wiener’s appointment, the Board increased its size to five (5) directors. Mr. Wiener will be a Class II director. The Board also determined that Mr. Wiener qualifies as (i) “independent” as defined by Rule 10A-3 and Rule 5605, and (ii) a non-employee director pursuant to Rule 16b-3, and appointed Mr. Wiener to serve as a member of the Board’s audit committee (the “Audit Committee”). In connection with Mr. Wiener’s appointment to the Audit Committee, Daniel Wainstein resigned from the Audit Committee.

Mr. Wiener will not receive compensation of any kind for service to the Board prior to the consummation of an initial business combination. Mr. Wiener does not have any family relationship with any director or executive officer of the Company or any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, and Mr. Wiener was not appointed to the Board pursuant to any arrangement or understanding between Mr. Wiener and any other person.

Mr. Wiener has experience across financials, investing, and experience in structuring, sourcing and board work. Mr. Wiener is the Founder and Managing Member of Kensington Merchant Partners, a merchant bank and independent sponsor focused on Financials, Fintech, Insurance and Blockchain verticals. Prior to founding KMP, Oliver was a Portfolio Manager at Standard Investments. From 2003-2021, Oliver was a founding partner and Senior Managing Director of BTIG LLC, a global investment bank, with a broad range of activity across multiple business lines including SPACs. In 2018, he was a founding board member and Board President of The Association for Digital Asset Markets, a self-regulatory organization of digital asset market participants. He is currently on the University of Wisconsin-Madison, Technology Entrepreneurship Office Advisor Board and a board advisor to Figment Inc.

On February 21, 2024, Mr. Wiener become a party to that certain Letter Agreement, dated November 9, 2021, by and among Chain Bridge Group, CB Co-Investment LLC, Fulton AC I LLC and certain other current and former directors and officers of the Company, as amended from time to time (the “Letter Agreement”), and became bound by, and subject to, all of the terms and conditions of the Letter Agreement, including certain transfer restrictions with respect to the Company’s securities. Mr. Wiener also entered into an Indemnification Agreement in the form previously disclosed by the Company providing him contractual rights to indemnification in addition to the indemnification provided for in the Company’s Second Amended and Restated Memorandum and Articles of Association.

On February 21, 2024, the Company entered into a letter agreement Mr. Wiener, pursuant to which, among other things, the Company agreed to grant Mr. Wiener 50,000 restricted stock units of the Company, to be issued after the consummation of an initial business combination and approval of an equity incentive plan by the Company’s shareholders, subject to the terms and conditions set forth therein (the “RSU Agreement”).

The descriptions of the Letter Agreement and the RSU Agreement are qualified in their entirety by reference to the text of the Letter Agreement and Form of RSU Agreement, which were previously filed by the Company as exhibits to the Company’s Form 8-K filed on January 5, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2024

CHAIN BRIDGE I

By:	/s/ Andrew Cohen
Name:	Andrew Cohen
Title:	Chief Executive Officer